UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Layne Christensen Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LAYNE CHRISTENSEN COMPANY

May 13, 2005

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Layne Christensen Company, to be held at the Hyatt Regency Crown Center, located at 2345 McGee Street, Kansas City, Missouri, on Thursday, June 9, 2005, commencing at 10:00 a.m., local time. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company.

     Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.

Sincerely yours,

/s/A.B.Schmitt
A. B. Schmitt
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ITEM 1
EXECUTIVE COMPENSATION AND OTHER INFORMATION
OWNERSHIP OF LAYNE CHRISTENSEN COMMON STOCK
ITEM 2
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS OF THE MEETING
ANNUAL REPORT
ADVANCE NOTICE PROCEDURES
STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
Appendix A

LAYNE CHRISTENSEN COMPANY
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2005

     The Annual Meeting of Stockholders of Layne Christensen Company, a Delaware corporation (“Layne Christensen” or the “Company”), will be held at the Hyatt Regency Crown Center, located at 2345 McGee Street, Kansas City, Missouri, on Thursday, June 9, 2005, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.	To elect three Class I directors to hold office for terms expiring at the 2008 Annual Meeting of the Stockholders of Layne Christensen and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal;

2.	To vote on one stockholder proposal; and

3.	To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     The Board of Directors of Layne Christensen has fixed the close of business on April 12, 2005, as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

     All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Layne Christensen solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

Steven F. Crooke Vice President—General Counsel and Secretary
May 13, 2005 Mission Woods, Kansas

LAYNE CHRISTENSEN COMPANY
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
_________________________

PROXY STATEMENT
_________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2005
_________________________

INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of Layne Christensen Company, a Delaware corporation (“Layne Christensen” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Thursday, June 9, 2005, and at any adjournment or adjournments thereof (the “Annual Meeting”). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the Hyatt Regency Crown Center, located at 2345 McGee Street, Kansas City, Missouri 64108.

     This Proxy Statement and the enclosed form of proxy were first mailed to the Company’s stockholders on or about May 13, 2005.

Proxies

     You are requested to complete, date and sign the enclosed form of proxy and return it promptly to the Company in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies have been revoked prior to exercise, be voted in accordance with the stockholders’ instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for directors named in this Proxy Statement, against the stockholder proposal to declassify the Board of Directors, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

     If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of ownership may be required for you to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting at the Meeting

     For purposes of voting on the proposals described herein, the presence in person or by proxy of stockholders holding a majority of the total outstanding shares of the Company’s common stock, $0.01 par value, shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company’s common stock as of the close of business on April 12, 2005 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. As of the Record Date, 12,619,678 shares of the Company’s common stock were outstanding and entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly to come before the Annual Meeting.

     Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, of stockholders entitled to vote at the Annual Meeting for that purpose. The affirmative vote of the holders of a majority of the shares of the Company’s common stock, represented in person or by proxy and entitled to vote at the Annual Meeting, is required for (i) adoption of the stockholder proposal and (ii) the approval of such other matters as properly may come before the Annual Meeting or any adjournment thereof.

     In accordance with Delaware law, a stockholder entitled to vote in the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Votes withheld in connection with the election of one or more nominees for director will not be counted as votes cast for such nominees. Abstentions from the stockholder proposal to declassify the Board of Directors are treated as votes against the proposal. Broker non-votes on a proposal are treated as shares of Layne Christensen common stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote. Accordingly, broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Solicitation of Proxies

     This solicitation of proxies for the Annual Meeting is being made by the Company’s Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company’s transfer agent, will be paid by Layne Christensen.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the Company’s Corporate Headquarters, 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205. The list also will be available at the Annual Meeting.

ITEM 1

ELECTION OF DIRECTORS

     The Company’s Board of Directors currently consists of eight directors. The Certificate of Incorporation of Layne Christensen divides the Board of Directors into three classes of directors, with the directors serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier death, retirement, resignation or removal. The present terms of the current Class I directors, Donald K. Miller, Anthony B. Helfet and Andrew B. Schmitt, expire at this Annual Meeting. Directors in Class II (Robert J. Dineen and David A.B. Brown) and Class III (J. Samuel Butler, Warren G. Lichtenstein and Nelson Obus) have been elected to terms expiring at the time of the annual meetings of stockholders in 2006 and 2007, respectively.

     One of the purposes of this Annual Meeting is to elect three directors in Class I to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2008 and until their successors are duly elected and qualified or until their earlier death, retirement, resignation or removal. The Board of Directors has designated Donald K. Miller, Anthony B. Helfet and Andrew B. Schmitt as the nominees proposed for election at the Annual Meeting. Mr. Miller has been a director of the Company since 1996 and Mr. Schmitt has been a director of the Company since 1993. Mr. Helfet was appointed to the Board in November of 2003 to fill the vacancy created by the Company’s expansion of its Board of Directors from six to seven members. He was recommended to the Board by the Company’s president and chief executive officer, Andrew B. Schmitt. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election of the nominees as directors. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by the Board of Directors, unless the authority to vote for the nominee who has ceased to be a candidate has been withheld. The nominees have indicated their willingness to serve as directors if elected, and the Board of Directors has no reason to believe that the nominees will be unavailable for election.

     The Board of Directors recommends that you vote for the election of Donald K. Miller, Anthony B. Helfet and Andrew B. Schmitt as Class I directors of the Company.

Nominees and Directors Continuing in Office

     The following table sets forth certain information with respect to the persons nominated by the Board of Directors for election as Class I directors at the Annual Meeting and each director whose term of office will continue after the Annual Meeting.

		Present Position	Director
Name	Age	with the Company	Since
NOMINEES
Class I:Term to Expire in 2008
Donald K. Miller	73	Director	1996
Andrew B. Schmitt	56	President, Chief Executive Officer and Director	1993
Anthony B. Helfet	61	Director	2003

DIRECTORS CONTINUING IN OFFICE
Class II:Term to Expire in 2006
Robert J. Dineen	75	Chairman of the Board	1983
David A. B. Brown	61	Director	2003

Class III:Term to Expire in 2007
J. Samuel Butler	59	Director	2003
Warren G. Lichtenstein	39	Director	2004
Nelson Obus	58	Director	2004

     The business experience during the last five fiscal years of the persons nominated by the Board of Directors for election as Class I directors at the Annual Meeting and each director whose term of office will continue after the Annual Meeting is as follows:

     Donald K. Miller has been Chairman of Axiom International Investors, LLC, a company engaged in international equity asset management, since 1999. He has also been President of Presbar Corporation, a private firm engaged in private equity investing and investment banking, since 1986 and was formerly Chairman of Greylock Financial, Inc., an affiliate of Greylock Management Corporation, from 1986 to 1996. In addition, Mr. Miller served as Chairman and Chief Executive Officer of Thomson Advisory Group L.P. (subsequently PIMCO Advisors Holdings L.P.), an asset management company, from 1990 to 1993 and as Vice Chairman from 1993 to 1994. Mr. Miller also served as Chairman of the Board of Directors of Christensen Boyles Corporation (“CBC”) from 1986 to December 1995 and was involved in the formation of CBC and in the acquisition of Boyles Bros. Drilling Company and Christensen Mining Products. He currently is on the Board of Directors of Huffy Corporation and RPM International, Inc. and has spent the majority of his career in investment banking or as an investor focusing on a variety of industries.

     Andrew B. Schmitt has served as President and Chief Executive Officer of the Company since October 1993. For approximately two years prior to joining the Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Mr. Schmitt is also a director of Euronet Worldwide Inc.

     Anthony B. Helfet, a retired investment banker, was a special advisor to UBS from September 2001 through December 2001. From 1991 to August 31, 2001, Mr. Helfet was a managing director of the West Coast operations of Dillon, Read & Co. Inc. and its successor organization, UBS. Mr. Helfet was also managing director of the Northwest Region of Merrill Lynch Capital Markets from 1979 to 1989. Historically, Mr. Helfet has held other positions with Dean Witter Reynolds Inc. and Dillon, Read & Co. Mr. Helfet is a member of the board of directors of Alliance Imaging Inc., and MCF Corporation, the parent company of Merriman Curhan Ford & Co.

     Robert J. Dineen has served as Chairman of the Board of the Company since August 1992. From May 1986 until his retirement in August 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company, a manufacturer and supplier of engineered equipment and services for heating, fluid handling, control and treatment and heat exchange. Mr. Dineen served as a director of Kansas City Power & Light Company from 1987 to 2000. Mr. Dineen is currently a director of Owens-Illinois, Inc.

     David A. B. Brown has been president of The Windsor Group, a consulting firm that focuses on energy related issues facing oilfield services and engineering companies, since 1984. Mr. Brown currently serves on the board of directors of EMCOR Group, Inc., Mission Resources Corporation, NS Group, Inc. and Pride International, Inc. He has over 28 years of energy related experience.

     J. Samuel Butler has been president of Trinity Petroleum Management, LLC, an oil and gas management outsourcing company, since 1996. Mr. Butler has also served as chief executive officer and president of ST Oil Company, an independent oil and gas exploration and production company, since 1996.

     Warren G. Lichtenstein has been a managing member of Steel Partners, L.L.C., which is the general partner of Steel Partners II, L.P., a private investment firm, since January of 1996. Prior to that, Mr. Lichtenstein was chairman and a director of Steel Partners, Ltd., from 1993 until January of 1996. Mr. Lichtenstein serves on the boards of United Industrial Corporation, SL Industries, Inc. and WebFinancial Corporation.

     Nelson Obus has served as president of Wynnefield Capital, Inc. since November 1992 and as the managing member of Wynnefield Capital Management, LLC since January 1997. Wynnefield Capital Management manages two partnerships and Wynnefield Capital, Inc. manages one partnership, all three of which invest in small-cap value U.S. public equities.

     There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director of the Company, except for the Standstill Agreement (the “Standstill Agreement”) dated March 26, 2004, between the Company, Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value L.P. I, Channel Partnership II, L.P., Wynnefield Capital Management, LLC, Wynnefield Capital, Inc., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Nelson Obus and Joshua Landes (collectively, the “Wynnefield Investors”).

     Pursuant to the Standstill Agreement, the Company agreed to increase the size of its Board of Directors to eight (8) persons and appoint Nelson Obus to fill the newly created vacancy. The Company also agreed to nominate Mr. Obus for re-election as a director at the Annual Meeting scheduled to be held on June 3, 2004, and recommend and solicit proxies for his election to the Board of Directors at the Annual Meeting.

     In return, the Standstill Agreement provides that the Wynnefield Investors, their affiliates and associates shall take, or refrain from taking, the following actions, as the case may be, unless requested in writing by the president of the Company or by resolution adopted by a majority of the Company’s disinterested directors:

     (a) not to effect, propose, cause or participate in, other than solely in connection with the nomination or election of Mr. Obus to the Company’s Board of Directors, any solicitation of proxies in any election contest to the Board of Directors of the Company;

     (b) withdraw the stockholder proposal previously submitted by the Wynnefield Investors to the Company for inclusion in the Company’s proxy statement which proposed that all directors of the Company be elected annually and not by classes (the “Stockholder Proposal”) and not submit such Stockholder Proposal, or a proposal having the same effect, for inclusion in the Company’s future proxy statements; or

     (c) form, join or participate in a “group” with respect to any voting securities of the Company for the purpose of effecting any of the actions listed in (a) or (b) above.

The Standstill Agreement expressly provides that it does not restrict Mr. Obus from exercising his fiduciary duty as a director nor restrict the Wynnefield Investors in their discretion from voting in favor of or against any matter submitted to the Company’s stockholders for approval.

     The Standstill Agreement expires on the earlier of (i) the date that Mr. Obus ceases to be a member of the Company’s Board of Directors, or (ii) the date which is 30 days prior to the last date on which a stockholder may give notice to the Company of its intention to submit a matter for action at the Company’s 2007 Annual Meeting of stockholders.

Compensation of Directors

     Each director of the Company who is not also an employee of the Company receives an annual retainer of $18,000. The chairman of the Audit Committee receives an additional retainer of $3,000 per year and the chairmen of the Compensation Committee and the Nominating & Corporate Governance Committee each receive an additional retainer of $1,500 per year. All such retainers are payable in quarterly installments. In addition, each non-employee director receives $1,000 for each board meeting he or she attends either in person or via teleconference and each member of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee receives $500 for each meeting he or she attends either in person or via teleconference. As an additional component of their compensation package, all non-employee directors of the Company received a one-time award of an option to purchase 3,000 shares of the Company’s common stock upon the approval of the Amended and Restated Layne Christensen Company 2002 Stock Option Plan (the “2002 Option Plan”) at last year’s Annual Meeting. Any newly elected non-employee directors will receive the same one-time award of an option to purchase 3,000 shares of the Company’s common stock upon becoming a member of the Board. Thereafter, each non-employee director will be awarded an option to purchase 2,000 shares of the Company’s common stock on an annual basis. The director options will be priced at the market price of the common stock on the day they are issued, they will be 100% vested upon issuance, they will have a ten-year life and they will otherwise be subject to all of the terms and conditions of the 2002 Option Plan. A director may continue to elect to defer receipt of all or a portion of their cash compensation in accordance with the terms of the Company’s Deferred Compensation Plan for Directors. Directors of the Company who are also employees of the Company receive no compensation for service to Layne Christensen as directors.

     Under the Company’s Deferred Compensation Plan for Directors, non-employee directors of the Company can elect to receive deferred compensation in three forms—a cash credit, a stock credit or a combination of the two. The value of deferrals made in the form of a stock credit track the value of the Company’s common stock. Deferrals made in the form of a cash credit will accumulate interest at a rate based on the annual yield of the longest term United States Treasury Bond outstanding at the end of the preceding year. All payments made under the plan will be made in cash. As of January 31, 2005, Mr. Brown had accumulated the equivalent of 2,971.22 shares of common stock in his stock credit account, Mr. Butler had accumulated the equivalent of 1,220.92 shares of common stock in his stock credit account, Mr. Helfet had accumulated the equivalent of 1,174.14 shares of common stock in his stock credit account, Mr. Obus had accumulated the equivalent of 1,102.29 shares of common stock in his stock credit account, and Mr. Miller had accumulated the equivalent of 8,169.7 shares of common stock in his stock credit account.

Meetings of the Board and Committees

     During the fiscal year ended January 31, 2005, the Board of Directors of Layne Christensen held seven meetings. All directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served which were held during such fiscal year and during the period which such director served. It should be noted that the Company’s directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

     Pursuant to the Company’s Bylaws, the Board of Directors has established an Audit Committee, a Nominating & Corporate Governance Committee and a Compensation Committee.

Audit Committee

     The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to the oversight of (i) the integrity of the Company’s financial statements, financial reporting process and internal control system; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor qualifications and independence; (iv) the performance of the Company’s internal audit function and its independent auditors and (v) the system of internal controls and disclosure controls and procedures established by management.

The Audit Committee is responsible for the appointment of the Company’s independent auditors and the terms of their engagement, reviewing the Company’s policies and procedures with respect to internal auditing, accounting, financial and disclosure controls and reviewing the scope and results of audits and any auditor recommendations. The Audit Committee held four meetings during the fiscal year ended January 31, 2005, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding issues within the committee’s area of responsibility. On March 29, 2005, the Audit Committee approved an Amended and Restated Audit Committee Charter. The complete text of the Amended and Restated Charter is included in Appendix A to this Proxy Statement and is available on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations). The current members of the Audit Committee are Donald K. Miller (Chairperson), Anthony B. Helfet, J. Samuel Butler and Nelson Obus. All of the members of the Audit Committee are independent within the meaning of SEC Regulations and the Nasdaq listing standards. The Board has determined that each member of the Audit Committee is qualified as an audit committee financial expert within the meaning of SEC regulations and that all such members are financially literate and have experience in finance or accounting resulting in their financial sophistication within the meaning of the Nasdaq listing standards. The Report of the Audit Committee for fiscal year 2005 appears on page 14 below.

Nominating & Corporate Governance Committee

     The Company’s Board of Directors created a Nominating & Corporate Governance Committee (the “Nominating Committee”) on February 16, 2004. In accordance with the process described on page 6 of this Proxy Statement under “Selection of Board Nominees,” the Nominating Committee identifies individuals qualified to become members of the Company’s Board of Directors, recommends to the Board proposed nominees for Board membership, recommends to the Board directors to serve on each standing committee of the Board and assists the Board in developing and overseeing corporate governance guidelines. The Charter of the Nominating Committee is available on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations). The Nominating Committee held two meetings during the fiscal year ended January 31, 2005, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding issues within the committee’s area of responsibility. The current members of the Nominating Committee are J. Samuel Butler (Chairperson), David A. B. Brown, Donald K. Miller and Warren G. Lichtenstein. All of the members of the Nominating Committee are independent within the meaning of SEC regulations and the Nasdaq listing standards.

Compensation Committee

     The Compensation Committee establishes annual and long-term performance goals and objectives for the Company’s management, evaluates the performance of management and makes recommendations to the Board of Directors regarding the compensation and benefits of the Company’s executive officers and the members of the Board of Directors. The Compensation Committee also administers certain of the Company’s incentive plans, including the Company’s Executive Incentive Compensation Plan. The charter of the Compensation Committee is available on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations). The current members of the Compensation Committee are David A.B. Brown (Chairperson), Anthony B. Helfet, Warren G. Lichtenstein and Nelson Obus. All of the members of the Compensation Committee are independent within the meaning of SEC regulations and the Nasdaq listing standards. The Compensation Committee met twice during the fiscal year ended January 31, 2005, in addition to personal meetings and other communications conducted throughout the year with members of management and each other regarding compensation issues within the committee’s area of responsibility.

Selection of Board Nominees

     The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate or that is required by the Company’s bylaws relating to stockholder nominations as described below under the heading “Advance Notice Procedures.” The Company’s Secretary will forward the information to the members of the Nominating Committee, who will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the proxy rules, the Company’s bylaws, the Company’s Nominating & Corporate Governance Committee Charter, the Company’s Corporate Governance

Guidelines and the director selection procedures established by the Nominating & Corporate Governance Committee.

     Once the Nominating Committee has identified a prospective nominee candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating Committee with the recommendation of the prospective candidate, as well as the Nominating Committee’s own knowledge of the candidate. This information may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the criteria and qualifications described below. If the Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, the Nominating Committee then evaluates the prospective nominees against the criteria and qualifications set out in the Nominating Committee’s Charter. Such criteria and qualifications include:

•	a general understanding of management, marketing, accounting, finance and other elements relevant to the Company’s success in today’s business environment;

•	an understanding of the principal operational, financial and other plans, strategies and objectives of the Company;

•	an understanding of the results of operations and the financial condition of the Company and its significant business segments for recent periods;

•	an understanding of the relative standing of the Company’s significant business segments vis-à-vis competitors;

•	the educational and professional background of the prospective candidate;

•	the prospective nominee’s standards of personal and professional integrity;

•	the demonstrated ability and judgment necessary to work effectively with other members of the Board to serve the long-term interests of the stockholders;

•	the extent of the prospective nominee’s business or public experience that is relevant and beneficial to the Board and the Company;

•	the prospective nominee’s willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings;

•	the prospective nominee’s commitment to the long-term growth and profitability of the Company; and

•	the prospective nominee’s ability to qualify as an independent director as defined in the Nasdaq listing standards.

However, as determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily dynamic and an evolving process, the Board believes that it is not always in the best interests of the Company or its stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and the Company at a particular point in time.

     The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.

Other Corporate Governance Matters

     All of the members of the Board are independent within the meaning of SEC regulations and the Nasdaq listing standards, with the exception of Robert J. Dineen and Andrew B. Schmitt. Mr. Schmitt is considered an inside director because of his employment as an executive of the Company. Mr. Dineen is considered a non-independent outside director because he was an employee of the Company until December 31, 2003.

     On November 25, 2003, the Company adopted a Code of Business Conduct and Ethics that applies to all directors and employees of the Company, including the chief executive officer, chief financial officer and controller. The Code of Business Conduct and Ethics is available free of charge on the Company’s website under the heading “Investor Relations” (www.laynechristensen.com/investorrelations).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

     The following table sets forth for the fiscal years ended January 31, 2005, 2004 and 2003, respectively, the compensation of the Company’s chief executive officer and of each of the Company’s four other most highly compensated executive officers whose remuneration for the fiscal year ended January 31, 2005, exceeded $100,000 for services to the Company and its subsidiaries in all capacities (collectively, the “Named Executive Officers”):

Summary Compensation Table

					Long Term Compensation
	Annual Compensation				Awards		Payouts
				Other	Restricted
				Annual	Stock	Options/	LTIP	All Other
Name and Principal	Fiscal	Salary	Bonus(1)	Compensation(2)(3)	Awards	SARs	Payouts	Compensation(4)
Position	Year	($)	($)	($)	($)	#	($)	($)
Andrew B. Schmitt	2005	413,423	204,077	0	0	45,000	0	11,393
President, Chief Executive	2004	390,000	198,147	5,333	0	0	0	52,662
Officer and Director	2003	387,000	0	0	0	0	0	10,665

Eric R. Despain	2005	213,385	115,506	0	0	20,000	0	9,880
Senior Vice President	2004	200,000	89,364	0	0	0	0	9,246
	2003	203,538	185,000	0	0	0	0	9,286

Jerry W. Fanska	2005	206,377	76,529	0	0	20,000	0	9,809
Vice President—Finance	2004	195,000	92,805	72	0	0	0	9,282
and Treasurer	2003	197,515	0	307	0	0	0	9,849

Gregory F. Aluce	2005	185,038	63,431	0	0	20,000	0	8,549
Senior Vice President	2004	175,000	90,569	0	0	0	0	7,859
	2003	174,808	0	0	0	0	0	2,195

Steven F. Crooke	2005	165,000	64,755	0	0	20,000	0	8,450
Vice President—General	2004	161,365	78,773	0	0	0	0	8,103
Counsel and Secretary	2003	155,769	0	0	0	0	0	7,174

(1)	Reflects bonuses earned for the fiscal years ended January 31, 2005, 2004 and 2003, respectively. The bonus amount for the fiscal year ended January 31, 2004, also includes discretionary bonuses paid in August of 2003 to Messrs. Schmitt, Despain, Fanska, Aluce and Crooke in the amounts of $36,000, $27,000, $32,000, $36,000 and $32,000, respectively.

(2)	Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(3)	Reflects additional compensation paid to Mr. Schmitt for taxes incurred on the income resulting from the reimbursement by the Company of certain moving and other relocation costs. Reflects additional compensation paid to Mr. Fanska for taxes incurred on the imputed income resulting from interest-free loans from the Company extended in 1992 and 1993.

(4)	All Other Compensation for the fiscal year ended January 31, 2005, includes Layne Christensen contributions in the amounts of $7,707, $7,954, $7,952, $7,977 and $7,946, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke, respectively, under the Company’s Capital Accumulation Plan; and the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke in the amounts of $3,686, $1,926, $1,857, $572, and $504, respectively.

All Other Compensation for the fiscal year ended January 31, 2004, includes Layne Christensen contributions in the amounts of $8,000, $8,000, $8,000, $7,319 and $7,617, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke, respectively, under the Company’s Capital Accumulation Plan; the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke in the amounts of $2,015, $1,246, $1,142, $540 and $486, respectively; imputed income from interest-free loans from the Company extended in 1992 and 1993 for the benefit of Mr. Fanska pursuant to the Company’s 1992 Stock Option Plan in the amount of $140; and income in the amount of $42,647 recognized by Mr. Schmitt in connection with the reimbursement of certain moving and other relocation costs.

All Other Compensation for the fiscal year ended January 31, 2003, includes Layne Christensen contributions in the amounts of $8,800, $8,354, $8,355, $1,692 and $6,736, which accrued during such fiscal year for the accounts of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke, respectively, under the Company’s Capital Accumulation Plan; the cost of term life insurance paid by the Company for the benefit of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke in the amounts of $1,865, $932, $897, $503 and $438, respectively; and imputed income from interest-free loans from the Company for the benefit of Mr. Fanska pursuant to the Company’s 1992 Stock Option Plan in the amount of $597.

Option Grants During Fiscal 2005

     The following table sets forth information with respect to each Named Executive Officer concerning grants during the fiscal year ended January 31, 2005, of stock options under the Company’s 2002 Stock Option Plan, the Company’s 1996 District Stock Option Plan (the “1996 Option Plan”) and stock appreciation rights (“SARS”).

Option/SAR Grants in Last Fiscal Year (1)

					Potential Realizable Value at
					Assumed Annual Rates of Stock Price
	Individual Grants				Appreciation for Option Term (2)
		% of Total
	Options/	Options/SARs
	SARs	Granted to	Exercise or
	Granted (3)	Employees in	Base Price		5%	10%
Name	#	Fiscal Year	($/Per Share)	Expiration Date (4)	$	$
Andrew B. Schmitt	45,000	15.5	16.65	June 28, 2014	471,199	1,194,112
Eric R. Despain	20,000	6.9	16.65	June 28, 2014	209,422	530,716
Jerry W. Fanska	20,000	6.9	16.65	June 28, 2014	209,422	530,716
Gregory F. Aluce	20,000	6.9	16.65	June 28, 2014	209,422	530,716
Steven F. Crooke	20,000	6.9	16.65	June 28, 2014	209,422	530,716

(1)	No stock appreciation rights were granted by the Company during the fiscal year ended January 31, 2005.

(2)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company’s common stock over the term of the options.

(3)	The options granted to Messrs. Schmitt, Despain, Fanska, Aluce and Crooke during the fiscal year ended January 31, 2005, are exercisable beginning on the day immediately following the first anniversary of the grant date, with 25% of such options becoming exercisable at that time and with an additional 25% of such options becoming exercisable on the day immediately following each successive anniversary date. Full vesting occurs on the day immediately following the fourth anniversary of the grant date. In the event of a “change in control” (as defined in the optionees’ stock option agreements), the options become fully vested.

(4)	The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

Option/SAR Exercises and Holdings

     The following table sets forth information with respect to each Named Executive Officer concerning the exercise of options and SARs during the fiscal year ended January 31, 2005, and unexercised options and SARs held as of January 31, 2005.

Aggregated Option/SAR Exercises In Last Fiscal Year and January 31, 2005 Option/SAR Values (1)

			Number of
			Securities		Value of
	Shares		Underlying		Unexercised
	Acquired		Unexercised		In-the-Money
	on	Value	Options/SARs at		Options/SARs at
Name	Exercise	Realized	January 31, 2005		January 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew B. Schmitt	0	$0	262,500	45,000	$2,871,875	$83,250
Eric R. Despain	0	0	50,000	20,000	443,750	37,000
Jerry W. Fanska	0	0	90,250	20,000	856,313	37,000
Gregory F. Aluce	0	0	84,499	20,000	673,696	37,000
Steven F. Crooke	0	0	37,500	32,500	429,375	180,125

(1)	No SARs have ever been granted by the Company.

(2)	As of January 31, 2005, the last reported sale price of the Company’s common stock, which was reported on the NASDAQ National Market System on January 31, 2005, was $18.50 per share. Value is calculated by determining the difference between the option exercise price and $18.50, multiplied by the number of shares of common stock underlying the options.

Incentive Compensation Plan

     The Company adopted an Executive Incentive Compensation Plan (the “IC Plan”) in fiscal 1993. Each of the Company’s executive officers, including the Named Executive Officers, is eligible to participate in the IC Plan. Under the IC Plan, each participant will be eligible for an annual cash bonus in a target amount (the “Target Bonus”) equal to a percentage (50% in the case of Mr. Schmitt and 37.5% in the case of the other Named Executive Officers) of such participant’s base compensation. The Target Bonus will be adjusted (up or down) based upon the performance of the Company as compared to certain goals included in the business plan adopted and approved by the Board of Directors. In no event, however, can a participant’s annual cash bonus under the IC Plan exceed 100% of such participant’s base compensation for the relevant year. No bonus will be payable should performance be equal to or below 80% of the relevant goals established by the business plan. In addition, the formula bonus derived as described in the preceding sentences can be further adjusted (up or down) at the discretion of the Board of Directors by one-third of the Target Bonus. All or part of an employee’s incentive compensation under the IC Plan may, at the discretion of the Board of Directors, be paid in the form of shares of the Company’s common stock which may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market. Messrs. Schmitt, Despain, Fanska, Aluce and Crooke received payments under the IC Plan for services rendered to the Company in the fiscal year ended January 31, 2005, in the amounts of $204,077, $115,506, $76,529, $63,431 and $64,755, respectively. See “Executive Compensation and Other Information—Executive Compensation.”

Capital Accumulation Plan

     The Company has adopted a capital accumulation plan (the “Capital Accumulation Plan”). Each of the Company’s executive officers, including the Named Executive Officers, and substantially all other employees of the

Company are eligible to participate in the Capital Accumulation Plan. The Capital Accumulation Plan is a defined contribution plan qualified under Section 401, including Section 401(k), of the Internal Revenue Code of 1986, as amended (the “Code”). The Capital Accumulation Plan provides for two methods of Company contributions, a Company matching contribution tied to and contingent upon participant deferrals and a Company profit sharing contribution which is not contingent upon participant deferrals. The amount, if any, of Company paid contributions, both matching and profit sharing, for each fiscal year under the Capital Accumulation Plan is determined by the Board of Directors in its discretion. Currently, the Company makes a matching contribution that is equal to 100% of a participant’s salary deferrals that do not exceed 3% of the participant’s compensation plus 50% of a participant’s salary deferrals between 3% and 5% of the participant’s compensation. This form of matching contribution qualifies as what is known as a “safe harbor” matching contribution under the Employee Retirement Income Security Act of 1974. Each eligible employee meeting certain service requirements participates in Company profit sharing contributions to the Capital Accumulation Plan in the proportion his or her eligible compensation bears to the aggregate compensation of the group participating in the Capital Accumulation Plan. In addition, each eligible employee meeting certain service requirements and electing to defer a portion of his or her compensation under the Capital Accumulation Plan participates in the Company’s matching contribution program pursuant to a formula as designated by the Board of Directors. At the option of the Board of Directors, all or any portion of such Company contributions may be made in the Company’s common stock. In addition, each participant can voluntarily contribute, on a pre-tax basis, a portion of his or her compensation (which cannot exceed $14,000 for participants who are 49 or younger, or $18,000 for participants who are 50 or older, for the calendar year 2005) under the Capital Accumulation Plan. A participant’s account will be placed in a trust and invested at the participant’s direction in any one or more of a number of available investment options. Each participant may receive the funds in his or her Capital Accumulation Plan account upon termination of employment. For services rendered in fiscal 2005, total Company contributions under the Capital Accumulation Plan of $7,707, $7,954, $7,952, $7,977 and $7,946, accrued for the accounts of Messrs. Schmitt, Despain, Fanska, Aluce and Crooke, respectively.

Retirement, Disability and Death Plans

     The Company has agreed to pay Mr. Schmitt an annual retirement benefit, beginning six months after Mr. Schmitt’s separation from service with the Company, equal to 40% of the average of his total compensation (as defined in the annual retirement benefit agreement) received during the highest five consecutive years out of his last ten years of employment, less 60% of his annual primary Social Security benefit (the “Annual Benefit”). The Annual Benefit is to be reduced, however, by the annual annuity equivalent of the value of all funds, including earnings, in the Company funded portion of Mr. Schmitt’s Capital Accumulation Plan account as of the date of his retirement (the “Annuity Equivalent”) and, if Mr. Schmitt separates from service prior to age 65, reduced further by multiplying the Annual Benefit by the percentage (referred to under the Plan as the “Early Retirement Reduction Factor” and set forth below in the following table) depending on Mr. Schmitt’s age at the time of his separation from service.

Age at Separation from Service	Percentage of Annual Benefit
55	48.81%
56	52.06%
57	55.59%
58	59.45%
59	63.68%
60	68.32%
61	73.43%
62	79.06%
63	85.31%
64	92.26%

As of January 31, 2005, the Company funded balance in Mr. Schmitt’s account under the Capital Accumulation Plan was $70,439. To the extent the Annual Benefit is not satisfied by the Annuity Equivalent, payments will be made out of the general funds of the Company.

     Mr. Schmitt is entitled to a disability benefit determined in the same manner as the Annual Benefit as of the date of termination of his service resulting from total and permanent disability (the “Disability Benefit”). The

Disability Benefit will also be reduced by the Annuity Equivalent but is not subject to the Early Retirement Reduction Factor. Mr. Schmitt is deemed to have become “Disabled” if he (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.

     Mr. Schmitt’s surviving spouse, if any, will be entitled to receive a death benefit (the “Death Benefit”) upon Mr. Schmitt’s death which will be equal to the Annual Benefit his surviving spouse would have received if (i) he had retired at the date of his death and had received an Annual Benefit in the form of a monthly joint and survivor benefit and (ii) he subsequently died. The Death Benefit will be reduced by the Annuity Equivalent.

Certain Change-In-Control Agreements

     Mr. Schmitt will be entitled to a lump-sum payment equal to 24 month’s salary in the event of a change in control. In addition, all of the executive officers who have been granted stock options have a “change in control” provision in their respective Incentive Stock Option Agreements (“ISO Agreements”) issued in accordance with the terms of the Company’s 1992 Stock Option Plan (the “1992 Option Plan”), the Company’s 1996 Option Plan and the Company’s 2002 Option Plan. See “Stock Option Plans—Report of Compensation Committee on Executive Compensation.” Under the terms of the ISO Agreements, the options vest at the rate of either 20% or 25% per year beginning on the first day following the first anniversary of the option grant date. In the event of a change in control, however, the options become 100% vested.

     Under the terms of the ISO Agreements of the executive officers executed during or after fiscal 1999, a “change in control” is deemed to occur if: (i) less than a majority of the directors are persons who were either nominated or selected by the Board of Directors; (ii) any person, except for certain interested parties, acquires 35% or more of the voting power of the Company’s outstanding securities; or (iii) there is a substantial change in the Company’s business structure through merger, sale of assets or other event. No ISO Agreements were entered into during fiscal 1998. Under the terms of the ISO Agreements of the executive officers executed in fiscal 1997, a “change in control” is deemed to occur if, during any 24-month period, individuals who at the beginning of such period constituted the Company’s Board of Directors or whose nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved cease for any reason to constitute a majority of the Board of Directors of the Company. A “change in control” will not be deemed to have occurred, however, if such a change in the composition of the Board of Directors occurs in connection with any public offering by the Company, KKR or their affiliates.

Report of Compensation Committee on Executive Compensation

     The Company’s executive compensation program currently is administered by the Compensation Committee of the Board of Directors which is currently comprised of Messrs. Brown, Helfet, Lichtenstein and Obus.

     It is the Compensation Committee’s duty to review the compensation levels of management, evaluate performance of management and consider management succession and related matters. The Company’s incentive plans, including the Company’s 2002 Option Plan, the Company’s 1996 Option Plan (collectively, the “Option Plans”) and the Company’s Executive Incentive Compensation Plan (“Incentive Plan”), are administered by the Board of Directors with respect to grants made to officers and directors of the Company.

     Compensation Policy. The Company’s overall compensation policy is designed to attract, retain and motivate qualified individuals who are expected to contribute to the Company’s long-term growth and success. The Company has adopted an annual incentive compensation program which is designed to reinforce its strategic long and short term goals and to provide executive officers with the opportunity to receive greater compensation in those years in which the Company achieves its financial goals than in those years in which it does not. In addition, the Company’s Option Plans are designed to promote a mutuality of interest between executive officers and stockholders through stock purchases and options allowing the executive officers and stockholders to share in the risks and rewards associated with stock ownership.

          Compensation Components. The Company’s executive compensation program is reviewed periodically to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company and the individual executive officer. The principal components of the Company’s executive compensation package are salary, annual incentive compensation and stock options.

          Base Salary. Base pay levels largely are determined through an assessment of the executive officer’s performance during the relevant period based upon objective and subjective criteria and, to a lesser extent, through an informal comparison with similarly sized public companies engaged primarily in related industries. The Company does not know of any direct competitors which are public companies. Accordingly, the Compensation Committee has had to look at companies outside of its industry to identify companies for which a comparison of pay levels would be deemed by the committee to be relevant. These companies are not necessarily the same companies which comprise the index of companies with similar market capitalizations utilized for purposes of Company shareholder returns in the performance graph included elsewhere in this Proxy Statement. Actual salaries are based upon subjective assessments of individual factors such as the responsibilities of the position and the skill, knowledge and experience of each individual executive officer. Each executive officer’s individual performance is considered from the previous year and takes into account an assessment of the executive officer’s growth and effectiveness in the performance of his duties.

          Incentive Compensation. Under the Company’s Incentive Plan, bonuses are paid based on the officer’s performance and the performance of the entire Company. The Incentive Plan is administered by the Board of Directors. The target bonus is 50% of base salary in the case of Mr. Schmitt and, in the case of the remaining executive officers, 37.5% of base salary, subject to adjustment up or down by one-third in the case of extraordinary circumstances. The Company’s performance for purposes of incentive compensation decisions is measured against objectives established for the Incentive Plan at the beginning of the fiscal year by the Board of Directors. The maximum bonus payable is 100% of salary, and no bonus is payable if the Company does not attain more than 80% of the established objectives. For fiscal 2005, the main objective established by the Board in order for the chief executive officer, the chief financial officer and the general counsel to qualify for payment of incentive compensation was based on return on net assets. The main objective established by the Board in order for the division presidents who are also officers to qualify for payment of incentive compensation was based on return on assets of their respective division.

          Stock Option Plans. Under the Company’s Option Plans, the directors of the Company, each Named Executive Officer and certain other key employees are eligible to receive options to purchase shares of the Company’s common stock. For specific information on director compensation see the section titled “Compensation of Directors” above. The Option Plans are administered by the Board of Directors. Under the Option Plans, the Board was originally authorized from time to time to grant to executive officers and other employees of the Company options to purchase up to an aggregate of 2,500,000 shares (as amended) of the common stock at a price fixed by the Board. However, only 476,231 shares remain available for future issuance under such Option Plans. Such options may be either incentive stock options or non-qualified stock options. The price for incentive stock options cannot be less than the fair market value of the Company’s common stock on the date of grant while the price for non-qualified options may be set at any price. Individual grant sizes are determined after considering the Company’s performance and the competitiveness of the Named Executive Officer’s long-term compensation package. The Board also takes into account the number of shares of the Company’s common stock and stock options held by or previously granted to each Named Executive Officer. The grant of stock options is intended to strengthen the linkage between executive compensation and stockholder return.

          No options granted under the Option Plans are exercisable more than ten years after the date of grant. All options granted under the Option Plans are evidenced by and subject to option agreements entered into by the Company and the individual receiving the options.

          Discussion of 2005 Compensation for the Chief Executive Officer. Mr. Schmitt’s compensation is established using the same methodology and criteria as the other Named Executive Officers. Mr. Schmitt’s base compensation was increased to $425,000 in June 2004 from his previous base compensation of $390,000 per year. As previously discussed, none of the Company’s domestic competitors are listed on the U.S. stock exchanges nor are any of these competitors comparable to the Company in terms of size and scope of services offered. Accordingly, the Compensation Committee, in making a determination concerning Mr. Schmitt’s compensation, undertook a subjective analysis of his performance since his last increase in March 2002 considering such factors as the scope of his responsibilities, his personal performance and the overall performance of the Company in light of worldwide market conditions. Based upon this analysis, the Compensation Committee concluded that Mr. Schmitt had performed in a manner which was deserving of recognition and reward in the form of an increase in compensation. To provide incentive for continued Company performance and stock price improvements, Mr. Schmitt and certain other executive officers were granted options to purchase shares of the Company’s common stock. Mr. Schmitt was granted an option to purchase 45,000 shares. See “Option Grants During Fiscal 2005.”

          Mr. Schmitt is a participant under the Incentive Plan. The Company met the performance criteria established by the Board under the Incentive Plan for fiscal 2005. As a result, Mr. Schmitt received an incentive compensation award for fiscal 2005 in the amount of $204,077.

          Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of annual compensation that may be deducted by the Company in any year with respect to the Company’s Chief Executive Officer and its other four most highly compensated executive officers. Certain performance-based compensation approved by stockholders is not subject to this deduction limitation, and is, therefore, deductible.

          The Company intends to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, and, therefore, the Committee and/or the Board may from time to time, in circumstances it deems appropriate, award compensation in addition to these option grants and bonus payments that may not be deductible.

Compensation Committee of the Board of Directors
David A.B. Brown, Chairman
Anthony B. Helfet
Warren G. Lichtenstein
Nelson Obus

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER COMPANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN.

Report of the Audit Committee

          The Audit Committee of the Board of Directors is composed of independent directors as required by and in compliance with the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. A current copy of the Amended and Restated Charter of the Audit Committee is filed as an appendix to this Proxy Statement.

          The functions of the Audit Committee are set forth in its charter. One of the Audit Committee’s principle functions is overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with the standards of the Public Company Accounting Oversight Board (United States).

          The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended January 31, 2005, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Rule 3600T of the Public Company

Accounting Oversight Board, which adopted on an interim basis Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of information technology and other non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

          Based on the reports and discussions described above, the Audit Committee has approved the inclusion of the Company’s audited financial statements and Management’s Report on Internal Control Over Financial Reporting in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, which will be filed with the Securities and Exchange Commission.

          Respectfully submitted on April 14, 2005, by the members of the Audit Committee of the Board of Directors:

Donald K. Miller, Chairman
J. Samuel Butler
Anthony B. Helfet
Nelson Obus

Equity Compensation Plan Information

          The following table provides information as of January 31, 2005, with respect to shares of the Company’s common stock that have been authorized for issuance under our existing equity compensation plans, including the Company’s 2002 Option Plan and 1996 Option Plan.

          The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans that are no longer in effect. Footnote 5 to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of options under expired plans as of January 31, 2005, and the weighted average exercise price of those options. No additional options may be granted under such plans.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of outstanding	exercise price of	plans (excluding
	options, warrants and	outstanding options,	securities reflected in
Plan Category	rights	warrants and rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	636,961 (1)	$11.681	476,231 (2)
Equity compensation plans not approved by security holders (3)	0	N/A	(4)

Total	636,961 (5)		476,231

(1)	Shares issuable pursuant to outstanding options under the 2002 Option Plan and the 1996 Option Plan.

(2)	Represents shares of Company common stock which may be issued pursuant to future awards under the 2002 Option Plan and the 1996 Option Plan.

(3)	The equity compensation plans not approved by security holders include the Company’s Executive Incentive Compensation Plan (the “Executive IC Plan”), the District Incentive

Compensation Plan (the “District IC Plan”), and the Corporate Staff Incentive Compensation Plan (the “Corporate IC Plan”).

(4)	The number of shares issuable pursuant to equity compensation plans not approved by security holders is not presently determinable, as explained below under “Equity Compensation Plans not Approved by Security Holders.”

(5)	The table does not include information for equity compensation plans that have expired. The Company’s 1992 Option Plan expired in May 2002. As of January 31, 2005, a total of 401,875 shares of Company common stock were issuable upon the exercise of outstanding options under the expired 1992 Option Plan. The weighted average exercise price of those options is $9.404 per share. No additional options may be granted under the 1992 Option Plan.

Equity Compensation Plans not Approved by Security Holders

          The Executive IC Plan, the District IC Plan, and the Corporate IC Plan (collectively, the “IC Plans”) have each been adopted by the Board of Directors of the Company. The Executive IC Plan and the Corporate IC Plan are each incentive compensation plans that provide for an annual bonus equal to a certain percentage of a participant’s base salary to be paid to the participants upon the attainment of certain financial and other goals, which are adopted and approved by the Board of Directors for each fiscal year. The District IC Plan provides for a bonus pool for each district which is divided among the participants at a district as determined by the manager of that district. The size of the bonus pool is determined based on the attainment of certain financial and other goals. The IC Plans differ in the eligible participants, the calculation of the annual bonuses, the goals, and the percentages of a participant’s salary paid as an award. No shares of Company common stock have been authorized for future issuance under the IC Plans and no options, warrants or rights may be granted under the IC Plans. The IC Plans each provide that all or part of an employee’s incentive compensation under the IC Plans may, at the discretion of the Board of Directors, be paid in either cash or shares of the Company’s common stock, which may be either restricted or unrestricted and may consist of authorized but unissued shares of common stock or shares of common stock reacquired by the Company on the open market. Prior to the payment of any incentive compensation under the IC Plans in the form of shares of the Company’s common stock, the Board of Directors must authorize the issuance of such shares.

Company Performance

          The following performance graph shows a comparison of cumulative total returns for the Company, the NASDAQ Market Value index and an index of companies selected by the Company having market capitalization similar to that of the Company (the “SMC Group”) for the period from January 31, 2000, through January 31, 2005.

Comparison of Five Year Cumulative Total Returns
Among Layne Christensen Company, The NASDAQ Stock Market (U.S.) Index and a Peer Group

          The cumulative total returns on investment for the Company, the NASDAQ Market Value index and an index of the SMC Group are based on the stock price or index at January 31, 2000. The performance graph assumes that the value of an investment in the Company’s common stock and each index was $100 at January 31, 2000, and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not necessarily indicative of future performance.

          The comparison of cumulative total returns presented in the above graph was plotted using the following index values and common stock price value:

	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05
Layne Christensen Company	$100.00	$80.65	$129.02	$147.08	$215.21	$318.25
NASDAQ Market Value	$100.00	$69.82	$44.22	$25.85	$40.80	$41.14
SMC Group	$100.00	$75.35	$84.43	$70.42	$136.58	$116.85

Source: Research Data Group, Inc.

          The performance graph compares the performance of the Company with that of the NASDAQ Market Value index and an index of the SMC Group. The Company is not aware of any line-of-business index in which its common stock is included and was not able to reasonably identify a peer group of issuers on an industry, line-of-business or other basis. The Company believes that it is one of the largest water well drilling, well repair and maintenance and mineral exploration drilling companies in the United States. The Company’s competitors primarily are local and regional firms and the Company is not aware of any other publicly held company principally engaged in the Company’s line-of-business. Accordingly, in order to provide a more meaningful comparison of cumulative total returns for the Company in the above performance graph, the Company used an index of the SMC Group, which group is comprised of companies having market capitalization similar to that of the Company. Companies in the index of the SMC Group are Cadiz, Inc., Calgon Carbon Corporation, Coeur d’ Alene Mines, Hecla Mining Company, Perini Corporation and Waterlink, Inc.

OWNERSHIP OF LAYNE CHRISTENSEN COMMON STOCK

          The following table sets forth certain information as of February 28, 2005, except as otherwise provided, regarding the beneficial ownership of Layne Christensen common stock by each person known to the Board of Directors to own beneficially 5% or more of the Company’s common stock, by each director or nominee for director of the Company, by each Named Executive Officer, and by all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more stockholders, as the case may be.

	Amount and
	Nature of		Percentage of
	Beneficial		Shares
Name	Ownership(1)		Outstanding(1)
Wells Fargo & Company (2)	1,623,539		12.9%
Steel Partners II, L.P. (3)	1,435,818		11.4%
Van Den Berg Management Inc. (4)	1,407,665		11.2%
Wynnefield Partners Small Cap Value Funds (5)	895,086		7.1%
Warren G. Lichtenstein (6)	1,440,818		11.4%
Nelson Obus (7)	900,086		7.1%
Andrew B. Schmitt	385,750	(8)	3.0%
Eric R. Despain	118,493	(8)	*
Jerry W. Fanska	106,250	(8)	*
Gregory F. Aluce	93,220	(8)	*
Steven F. Crooke	37,500	(8)	*
Donald K. Miller	76,884	(9)	*
Robert J. Dineen	73,233	(9)	*
J. Samuel Butler	5,000	(9)	*
Anthony B. Helfet	5,000	(9)	*
David A. B. Brown	5,000	(9)	*
All directors and executive officers as a group (12 persons)	3,247,234	(10)	24.6%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options exercisable within 60 days of February 28, 2005. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 12,618,641 shares of common stock outstanding plus 559,749 options exercisable within 60 days of February 28, 2005, where said options are considered deemed shares attributed to a given beneficial owner.

(2)	The ownership reported is based on the most recent Schedule 13G filed with the Securities and Exchange Commission on February 22, 2005, of Wells Fargo & Company (“Wells Fargo”) and its subsidiaries, Wells Capital Management Incorporated (“Wells Capital”) and Wells Fargo Funds Management, LLC (“WFFM”), both of which are registered investment advisors. The principal business address of Wells Fargo is 420 Montgomery Street, San Francisco, California 94104, and the principal business address of both Wells Capital and WFFM is 525 Market Street, San Francisco, California 94105.

(3)	The ownership reported is based on Amendment No. 6 to the Schedule 13D of Steel Partners II, L.P. (“Steel Partners II”), Steel Partners, L.L.C. (“Partners LLC”), and Warren G. Lichtenstein filed with the Securities and Exchange Commission on December 22, 2004. According to the Schedule 13D, as of the close of business on December 20, 2004, Steel Partners II beneficially owned 1,435,818 shares, constituting approximately 11.4% of the shares outstanding. As the general partner of Steel Partners II, Partners LLC may be deemed to beneficially own the 1,435,818 shares owned by Steel Partners II. As the sole executive officer and managing member of Partners LLC, which in turn is the general partner of Steel Partners II, Mr. Lichtenstein may be deemed to beneficially own the 1,435,818 shares owned by Steel Partners II. Mr. Lichtenstein has sole voting and dispositive power with respect to the 1,435,818 shares owned by Steel Partners II by virtue of his authority to vote and dispose of such shares. The business address of Steel Partners II, Partners LLC and Mr. Lichtenstein is 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(4)	The ownership reported is based upon the most recent Schedule 13G of Van Den Berg Management Inc. (“Van Den Berg”) filed with the Securities and Exchange Commission on January 7, 2005. The Schedule 13G reports that as of January 7, 2005, Van Den Berg beneficially owned 1,407,665 shares of the Company’s common stock. The business address for Van Den Berg is 805 Las Cimas Parkway, Suite 430, Austin, Texas 78746.

(5)	The ownership reported is based upon Amendment No. 3 to the Schedule 13D of Wynnefield Partners Small Cap Value, L.P. (“Partners”), Wynnefield Partners Small Cap Value, L.P. I (“Partners I”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Offshore Fund”), Channel Partnership II, L.P. (“Channel”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan (the “Profit Sharing Plan”), Nelson Obus (“Obus”) and Joshua Landes (“Landes”) filed with the Securities and Exchange Commission on April 5, 2004. Partners, Partners I, the Offshore Fund, Channel, WCM, WCI, the Profit Sharing Plan, Obus and Landes are collectively referred to herein as the “Wynnefield Partners Small Cap Value Funds.” The Schedule 13D reports that as of April 5, 2004, Partners beneficially owned 318,500 shares of the Company’s common stock, Partners I beneficially owned 380,406 shares of the Company’s common stock, the Offshore Fund beneficially owned 185,900 shares of the Company’s common stock, WCM holds an indirect beneficial interest in the 698,906 shares held by Partners and Partners I, Channel beneficially owned 280 shares of the Company’s common stock and the Profit Sharing Plan beneficially owned 10,000 shares of the Company’s common stock, for a total of 895,086 shares. WCI holds an indirect beneficial interest in the 185,900 shares held by the Offshore Fund and Obus and Landes, as a result of their various positions with the Wynnefield Partners Small Cap Value Funds, hold an indirect beneficial interest in the 895,086 and 884,806 shares, respectively, held by the various entities within the Wynnefield Partners Small Cap Value Funds. The business address for the Wynnefield Partners Small Cap Value Funds is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(6)	Steel Partners II, L.P. (“Steel Partners II”) owns 1,435,818 of the reported shares. Mr. Lichtenstein is Chairman of the Board, Secretary and Managing Member of the general partner of Steel Partners II. Mr. Lichtenstein disclaims beneficial ownership of the shares owned by Steel Partners II, except to the extent of his pecuniary interest therein. Also includes options for the purchase of 5,000 shares of the Company’s common stock exercisable within 60 days of February 28, 2005, granted to Mr. Lichtenstein.

(7)	Mr. Obus is president of Wynnefield Capital, Inc. and a managing member of Wynnefield Capital Management, LLC. Both companies have indirect beneficial ownership in securities held in the name of Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Channel Partnership II, L.P. and the Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, which, combined, own 895,086 of the indicated shares. Also includes options for the purchase of 5,000 shares of the Company’s common stock exercisable within 60 days of February 28, 2005, granted to Mr. Obus.

(8)	Includes options for the purchase of 262,500 shares, 50,000 shares, 90,250 shares, 84,499 shares and 37,500 shares of the Company’s common stock exercisable within 60 days of February 28, 2005, granted to Messrs. Schmitt, Despain, Fanska, Aluce and Crooke, respectively.

(9)	Includes options for the purchase of 5,000 shares of the Company’s common stock exercisable within 60 days of February 28, 2005, granted to each of Messrs. Miller, Dineen, Butler, Helfet and Brown.

(10)	Includes options for the purchase of 559,749 shares of the Company’s common stock exercisable within 60 days of February 28, 2005, granted to all directors and executive officers of the Company as a group.

ITEM 2

STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD

          Steel Partners II, L.P., 590 Madison Avenue, 32nd Floor, New York, New York 10022, owner of 1,435,818 shares of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

          RESOLVED, that the stockholders of Layne Christensen Company request that the Board of Directors take the necessary steps to declassify the Board of Directors and to require that all directors stand for election annually. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Stockholder’s Statement in Support of the Proposal

          We believe the election of directors is the most powerful way that stockholders influence the strategic direction of a public company. Currently, the Board of Directors of Layne Christensen is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interests of Layne Christensen and its stockholders because it reduces accountability and is an unnecessary anti-takeover device. The elimination of the staggered board would require each director to stand for election annually. We believe that such annual accountability would serve to keep directors closely focused on the performance of top executives and on maximizing stockholder value. Concerns that the annual election of directors would have a destabilizing impact by leaving our company without experienced board members in the event that all incumbents are voted out are unfounded. In the unlikely event the owners should choose to replace the entire board, it would be obvious that the incumbent directors’ contributions were not valued.

          A classified board of directors protects the incumbency of the board of directors and current management, which in turn limits accountability to stockholders. It is our belief Layne Christensen’s corporate governance procedures and practices, and the level of management accountability they impose, are related to the financial performance of the company. We believe sound corporate governance practices, such as the annual election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long term.

          Increasingly, classified boards like that of Layne Christensen’s have become unpopular in recent years. Institutional investors are calling for the end of this system. California’s Public Employees Retirement System, New York City pension funds, New York State pension funds and many others including the Council of Institutional Investors, and Institutional Shareholder Services, one of the most influential proxy evaluation services, support this position.

          During the past few years a majority of stockholders supported proposals asking their boards to repeal classified board structures at a number of respected companies, including FedEx, Baker Hughes, Starwood Hotels, Honeywell International, Morgan Stanley and Tellabs.

          For a greater voice in the governance of Layne Christensen and annual Board of Directors accountability we ask stockholders to vote YES on this proposal.

The Company’s Response to the Stockholder Proposal

          The Board of Directors believes that the classified board, which has been in place since the Company’s initial public offering in 1992, continues to provide significant benefits to the Company and its stockholders. In general, a classified Board (i) assures that a majority of the Board of Directors consists of persons having prior experience as directors of the Company with resulting continuity in the policies and practices of the Company, (ii) protects against sudden removal of some or all of the directors and the installation of replacement directors whose interests may not be consistent with the best interests of all stockholders, (iii) assures that any transaction proposed by an interested stockholder or other third party will be reviewed by directors who were knowledgeable as to the Company’s assets, business and prospects, and (iv) encourages potential acquirers to negotiate with the Board.

          For a company such as Layne Christensen Company, effective long term planning is critical and the Board believes that a staggered board makes it certain that the Company’s directors will understand the Company’s business, long term strategy and objectives. The Board further believes that a classified board also increases director independence by insulating them from outside influences including hostile takeover actions for a purchase price at less than fair value from investor groups focusing on short-term financial gain. Such protection is particularly appropriate for the Company due to its cyclical business and the potential for a fluctuating stock price which, in the event of a lower stock price, might encourage a significant ownership stake by investor groups whose immediate financial goals might not maximize stockholder value in the long run. A classified board does not preclude unsolicited acquisition proposals or prevent companies from being acquired at prices that are fair and adequate but, by eliminating the threat of imminent removal, puts the incumbent Board in a position to act to maximize value to all stockholders.

          The Board believes that its classified board structure enhances the independence of non-management directors by providing them with a longer elected term of office. Six of the eight members of the Company’s Board are independent directors. It permits them to act independently and on behalf of stockholders without worrying whether they will be re-nominated by the other members of the Board each year. The freedom to focus on the long-term interests of the Company instead of on the renomination process leads to greater independence and better governance. The existence of a three-year term for directors also assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

          The Board of Directors further believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to stockholders. The Company’s directors are required to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. Moreover, since one-third of the directors must stand for election each year the stockholders have the opportunity annually to vote against the Board’s nominees. The Board of Directors is committed to good governance practices and has implemented a variety of measures to ensure a strong governance structure, including the fact that six of the eight members of the Board of Directors are independent directors. Of these six independent directors, five joined the Board since June 2003 after a careful selection process. The Board and its Governance and Nominating Committee regularly evaluate all of the Company’s corporate governance practices to ensure that such practices, including the staggered elections of directors, remain in the best interests of the Company and its stockholders. In the view of the Board of Directors, it is factors such as these which best ensure that all of the Company’s directors remain accountable to the stockholders.

          Approval of this stockholder proposal would not automatically eliminate the Company’s classified board structure, which is set forth in the Company’s Restated Certificate of Incorporation. Further action by the Board of Directors, and subsequently the stockholders, would be required to amend the Company’s Restated Certificate of Incorporation in order to declassify the Board of Directors. Under the Restated Certificate of Incorporation, an 80% vote of the shares having voting power with respect to the proposal would be required for such an amendment. While the Board of Directors would consider the merits of such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of the Company and all of its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST APPROVAL OF THE STOCKHOLDER PROPOSAL.

Unless a contrary indication is made on the enclosed proxy card, it is the intention of the persons named therein to vote AGAINST approval of the stockholder proposal.

Independent Registered Public Accountants

          Because of pending audit scope and fee discussions with the Company’s current auditors, the Audit Committee of the Board of Directors has not yet selected an independent registered public accounting firm to serve as the Company’s independent auditors for the year ending January 31, 2006. The Company’s current auditors, Deloitte & Touche LLP, have not declined to serve as the Company’s auditors and there have been no disagreements with Deloitte & Touche LLP relating to the audit of the Company’s financial statements for the year ended January 31, 2005, or the Company’s assessment of its internal controls over financial reporting.

          Deloitte & Touche LLP has served as the Company’s independent auditors since fiscal 1990. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

          During fiscal 2004 and 2005, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) provided various audit and non-audit services to the Company as follows:

(a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and assessment of internal controls over financial reporting, and review of financial statements, included in the Company’s Form 10-Q reports.

Fiscal 2004	Fiscal 2005
$423,500	$2,558,200

(b)	Audit-Related Fees: Audit-related fees include benefit plan audits and consultation on various matters.

Fiscal 2004	Fiscal 2005
$49,300	$68,100

(c)	Tax Fees: Tax fees include income tax consultation, including a study in 2004 and 2005 on the deductibility of certain travel-related costs.

Fiscal 2004	Fiscal 2005
$217,300	$174,000

(d)	All Other Fees: All other fees relate to business consultation for the Company’s foreign subsidiaries. The Company did not incur any fees relating to the design and implementation of financial information systems in either fiscal 2004 or fiscal 2005.

Fiscal 2004	Fiscal 2005
$3,900	$0

          The Audit Committee of the Board of Directors has considered whether provision of the services described in sections (b), (c) and (d) above is compatible with maintaining the independent accountant’s independence and has determined that such services have not adversely affected Deloitte & Touche’s independence.

          The Audit Committee’s Policy for the Approval of Audit, Audit-Related, Tax and Other Services provided by the Independent Auditor provides for the pre-approval of the scope and estimated fees associated with the current year audit. The policy also requires pre-approval of audit-related, tax and other services specifically described by management on an annual basis and, furthermore, additional services anticipated to exceed the specified pre-approval limits for such services must be separately approved by the Audit Committee. Finally, the policy outlines nine specific restricted services outlined in the SEC’s rule on auditor independence that are not to be performed by the independent auditor. None of the services performed by Deloitte & Touche, as described above, were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

          All of the services described in sections (b), (c) and (d) above were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and certain persons who own more than 10% of the Company’s outstanding common stock, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership in Layne Christensen common stock and other equity securities. SEC regulations require directors, executive officers and certain greater than 10% stockholders to furnish Layne Christensen with copies of all Section 16(a) reports they file.

          To the Company’s knowledge, based solely on review of the copies of such reports furnished to Layne Christensen and written representations that no other reports were required, during the fiscal year ended January 31, 2005, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were met, except for Mr. Lichtenstein who filed a Form 4 that was due on March 26, 2004, on March 29, 2004, a Form 4 that was due on April 8, 2004, on April 9, 2004, and a Form 4 that was due on April 20, 2004, on April 22, 2004.

OTHER BUSINESS OF THE MEETING

          The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

ANNUAL REPORT

          A copy of the Company’s Annual Report to Stockholders, containing financial statements for the fiscal year ended January 31, 2005, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material.

          A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2005 (THE “FORM 10-K”), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD AS OF APRIL 12, 2005, UPON WRITTEN REQUEST ADDRESSED TO THE ATTENTION OF THE SECRETARY OF LAYNE CHRISTENSEN COMPANY AT 1900 SHAWNEE MISSION PARKWAY, MISSION WOODS, KANSAS 66205. The Company’s Form 10-K is also available on its website at www.laynechristensen.com. Layne Christensen will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of the Company’s reasonable expenses in furnishing such exhibits.

ADVANCE NOTICE PROCEDURES/
STOCKHOLDER NOMINATION SUBMISSION PROCESS

          Under the Company’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 120 or more than 150 days prior to the first anniversary of the preceding year’s annual meeting—that is, with respect to the 2006 annual meeting, between January 10 and February 9, 2006. In addition, any stockholder who wishes to submit to the Board a potential candidate for nomination to the Board must deliver written notice of the nomination within this time period. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director:

          (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

          (b) a representation that such stockholder is a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

          (c) the name and address of such stockholder, as it appears on the Company’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;

          (d) the class and number of shares of the Company which are owned beneficially and of record by the nominating stockholder and each nominee proposed by such stockholder;

          (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

          (f) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to Regulation 14A (17 C.F.R. Section 240.14a-1 et seq.) as then in effect under the Securities Exchange Act of 1934, as amended (“Exchange Act”), had the nominee been nominated, or intended to be nominated, by the board of directors; and

          (g) the consent of each nominee to serve as a director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

          These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

          It is presently anticipated that the 2006 Annual Meeting of Stockholders will be held on June 8, 2006. Stockholder proposals intended for inclusion in the proxy statement for the 2006 Annual Meeting of Stockholders must be received at the Company’s offices, located at 1900 Shawnee Mission Parkway, Mission Woods, Kansas 66205, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than January 9, 2006. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Stockholder proposals should be addressed to the attention of the Secretary or Assistant Secretary of Layne Christensen.

By Order of the Board of Directors.

Steven F. Crooke
Vice President—General Counsel and Secretary
May 13, 2005
Mission Woods, Kansas

Appendix A

Amended and Restated Charter of the
Audit Committee of the Board of Directors of
Layne Christensen Company

I. Purpose

          The primary function of the Audit Committee of the Board of Directors (the “Board”) of Layne Christensen Company (the “Company”) is to assist the Board in fulfilling its oversight of (a) the Company’s compliance with legal and regulatory requirements, (b) the independent auditors qualifications and independence, (c) the performance of the Company’s internal audit function, if any, and independent auditors, (d) the accounting and financial reporting process of the Company and the audits of the financial statements of the Company, and (e) the system of internal controls and disclosure controls and procedures established by management. The Audit Committee is expected to maintain and encourage free and open communication with the independent auditors, the internal auditors, if any, management of the Company and the Board, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

II. Composition and Structure of the Audit Committee

          A. Independence. The Audit Committee shall be comprised of three or more independent directors as determined by the Board. The Audit Committee shall report to the Board. No member of the Audit Committee may be an “affiliated person” of the Company or any of its subsidiaries or receive any advisory, consulting or compensatory fee except as a Board member. Each member shall also be free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a member of the Audit Committee. Examples of such relationships include, but are not limited to:

          1. an Audit Committee member being employed by the Company or any of its affiliates for the current year or any of the past three years.

          2. an Audit Committee member or his or her family member accepting, directly or indirectly, any compensation from the Company or any of its affiliates during the previous fiscal year, other than compensation for service as a member of the Board.

          3. an Audit Committee member’s family member being currently or during the past three years, employed by the Company or any of its affiliates as an executive officer.

          4. an Audit Committee member being a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the organization’s consolidated revenues for that year, or $200,000, whichever is more, in the current or any of the past three years.

          5. an Audit Committee member or his or her family member being employed as an executive of another entity where any of the Company’s executives serves on that entity’s compensation committee.

          6. an Audit Committee member or his or her family member being, currently or during any of the last 3 years, a partner or employee of the Company’s independent auditors and working on the Company’s audit, at any time, during the past three years.

For purposes of this Charter the term “family member” means any person’s spouse, parent, child and sibling, whether by blood, marriage or adoption, or anyone residing in such person’s home.

          B. Qualifications. All members of the Audit Committee must be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, resulting in such member being financially sophisticated, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

          No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years.

          Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant. The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until the next annual organizational meeting of the Board or until their successors shall be duly elected and qualified.

          C. Chairperson. The Board shall elect one member of the Audit Committee to serve as the Chairperson. The Chairperson shall be responsible for the overall leadership of the Audit Committee, including presiding over the meetings, reporting to the Board and acting as a liaison with the Chief Executive Officer, the Chief Financial Officer and the lead independent audit partner.

III. Meeting Requirements

          Except as provided by Section IV.B.2, the Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. At least annually, a separate executive session will be held with corporate management to discuss privately any matters corporate management or the Audit Committee deems necessary. The Audit Committee shall also hold the meetings set forth in Section IV hereto.

IV. Responsibilities and Duties

          A. Independent Auditors. The Audit Committee is responsible for the following:

          1. Appointing, compensating, terminating and overseeing the work of the independent auditors employed by the Company for the purpose of preparing and issuing an audit report or related work. Accordingly, the independent auditors shall report directly to the Audit Committee and shall, in all respects, be accountable to the Audit Committee.

          2. Evaluating the Company’s independent auditors, after considering their independence and effectiveness, and approving the fees and other compensation to be paid to the independent auditors.

          3. Reviewing the performance of the independent auditors and approving any proposed discharge of the independent auditors when circumstances warrant.

          4. At least annually, consulting with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements and to discuss privately any matters the independent auditors or the Audit Committee deems necessary.

          5. Resolving disagreements, if any, between management and the independent auditors regarding financial reporting.

          6. At least annually, reviewing and discussing with the independent auditors all significant relationships they have with the Company and obtaining a written statement from the independent auditors to determine and confirm their independence in relation to the Company.

          7. Reviewing and approving the overall nature and scope of the audit process, receive and review all reports and recommendations of the independent auditors and providing the independent auditors complete access to the Audit Committee and the Board to discuss all appropriate matters.

          8. Pre-approving all audit and permitted non-audit services; provided, however, the following services cannot be provided even with Audit Committee approval, unless the Public Accounting Oversight Board (established pursuant to the Sarbanes-Oxley Act of 2002) approves an exemption on a case by case basis: (A) bookkeeping or other services related to the accounting records or financial statements of the Company; (B) financial information systems design and implementation; (C) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (D) actuarial services; (E) internal audit outsourcing services; (F) management functions or human resources; (G) broker-dealer, investment adviser, or investment banking services; (H) legal services and expert services unrelated to the audit; and (I) any other service that the Public Accounting Oversight Board determines, by regulation is not permissible.

          9. At least annually, obtaining and reviewing a report by the independent auditors describing (A) the firm’s internal quality-control procedures; (B) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (C) a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1.

          10. Actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

          B. Financial Reporting Process. The Audit Committee is responsible for:

          1. Reviewing and discussing with management and the independent auditors the annual audited financial statements, including any opinion, certification, annual report on Form 10-K submitted to the SEC or other annual report sent to stockholders, along with the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to determine that they are satisfied with the disclosures and content of the financial statements for presentation to the stockholders and others.

          2. Reviewing and discussing with management and the independent auditors the quarterly financial statements, including any opinion, certification, quarterly report on Form 10-Q submitted to the SEC or other quarterly report sent to stockholders, along with the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to determine that they are satisfied with the disclosures and content of the financial statements for presentation to the stockholders and others; provided, however, this review and discussion may be performed by the entire Audit Committee or, in the alternative, the Chairperson of the Audit Committee or designee Audit Committee member, and other members as deemed appropriate by the Chairperson.

          3. Reviewing and discussing with management earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

          4. Discussing with management and the independent auditors the content of the Company’s financial statements including quality of earnings, review of reserves and accruals, suitability of accounting principles, quality and adequacy of internal controls and disclosure controls and procedures, review of highly judgmental areas, recorded and unrecorded audit adjustments and other inquiries as may be appropriate.

          5. Instructing management and the independent auditors to notify at least one member of the Audit Committee prior to the date the Company issues its quarterly press release as to whether or not either management or the independent auditors are aware of any of the following matters and, if so, the details regarding any matter:

          a. A change in a significant accounting policy.

          b. A change in the process for determining significant estimates.

          c. Significant adjustments as a result of the limited review by the independent auditors.

          d. Disagreements between the independent auditors and management regarding accounting principles, estimates, scope of work or disclosures.

          C. Process Improvement. In conjunction with the Audit Committee’s review of financial statements and reports, the Audit Committee shall, as appropriate:

          1. Obtain and review reports from Management and the independent auditors regarding internal controls and disclosure controls and procedures.

          2. Obtain and review the attestation reports submitted by the independent auditor regarding internal control over financial reporting.

          3. Obtain and review reports submitted by the independent auditors regarding the Company’s critical accounting policies and alternative treatment of financial information.

          4. Obtain and review information from each of management and/or the independent auditors regarding any significant management judgments or significant adjustments made in preparation of the financial statements and the view of each as to appropriateness of such judgments and adjustments.

          5. Discuss policies with respect to risk assessment and risk management.

          6. Meet separately with management, with internal auditors, if applicable, and with independent auditors, in each case, on a periodic basis.

          7. Review with the independent auditors any audit problems or difficulties and management’s response.

          8. Set clear policies for the Company with respect to hiring employees or former employees of the independent auditors.

          9. If an internal audit function is maintained, the following should be performed:

          a. Maintain free and open communication between the Audit Committee and the staff performing the internal audit function to confirm and ensure their continual independence and objectivity.

          b. Review the overall internal audit function of the Company including the Internal Audit Charter, reporting obligations and the qualifications of the internal audit employees.

          c. Review the proposed internal audit plan on an annual basis, and continually monitor the department’s performance against the plan.

          d. Review internal audit reports to be aware of any potentially significant issues or control weaknesses and corporate management’s responses to these issues.

          10. If an internal audit function is not maintained, ensure management has taken the necessary steps (i.e., outsourcing, internal reviews, etc.) to ensure appropriate internal control reviews are performed.

          D. Ethical and Legal Compliance. The Audit Committee shall, as appropriate:

          1. Adopt and implement a policy to receive, handle, retain complaints regarding accounting, internal controls, disclosure controls and procedures or auditing matters, keep confidential certain complaints, and keep confidential the identity of certain employees making such complaints.

          2. Investigate, as it deems appropriate, any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose, as deemed necessary.

          3. Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

          4. Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

          5. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

          E. Other Functions. The Audit Committee shall also:

          1. As it deems necessary to carry out its business, (a) engage independent counsel (legal or accounting) or other advisors and (b) obtain advice and assistance from such counsel or advisors.

          2. Perform an annual evaluation of its performance.

          3. Review, reassess and approve the adequacy of the Audit Committee Charter on an annual basis and adopt amendments as needed.

          4. Prepare minutes of all Audit Committee meetings and regularly report all Audit Committee activities to the full Board of Directors with the issuance of an annual Audit Committee Report to be included in the proxy statement for submission to the shareholders.

          5. Review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and what steps management has taken to minimize the Company’s exposure.

V. Funding

          The Company shall make available to the Audit Committee appropriate funds for the payment by the Company of:

          (A) compensation to the Company’s independent auditors employed by the Company for the purpose of rendering or issuing an audit report;

          (B) compensation to any counsel or advisers engaged by or on behalf of the Audit Committee; and

          (C) ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties.

VI. Disclosure of Charter

          This Charter will be made available on the Company’s website at:

www.laynechristensen.com/investorrelations.html

v

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

ê Please fold and detach card at perforation before mailing. ê

LAYNE CHRISTENSEN COMPANY 2005 ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert J. Dineen, Andrew B. Schmitt and Steven F. Crooke, and each of them, each with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the 2005 Annual Meeting of Stockholders of Layne Christensen Company (“Layne Christensen”) to be held at the Hyatt Regency Crown Center, located at 2345 McGee Street, Kansas City, Missouri, on Thursday, June 9, 2005, commencing at 10:00 a.m., local time, and at all adjournments thereof, and to vote all shares of capital stock of Layne Christensen which the undersigned is entitled to vote with respect to the matters on the reverse side, all as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, dated May 13, 2005.

Dated:		, 2005

Signature

Signature (if held jointly)
Please sign this proxy exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

ê Please fold and detach card at perforation before mailing. ê

LAYNE CHRISTENSEN COMPANY	PROXY

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND “AGAINST” ITEM 2 .

THE BOARD OF DIRECTORS OF LAYNE CHRISTENSEN RECOMMENDS A VOTE “FOR” ITEM 1 AND “AGAINST” ITEM 2.

Item 1: Election of three Class I directors to hold office for terms expiring at the 2008 annual meeting of stockholders.

☐	FOR ALL of the nominees listed below	☐	WITHHOLD AUTHORITY	☐	ALL NOMINEES EXCEPT
			to vote for ALL of the nominees listed below		those lined through as noted below

NOMINEES: Anthony B. Helfet Donald K. Miller Andrew B. Schmitt

To withhold authority to vote for any individual nominee(s), mark “ALL NOMINEES EXCEPT” and line through or otherwise strike out the name of any nominee for which you would like to withhold authority to vote.

Item 2: Stockholder Proposal to declassify the Board of Directors of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting.

(Continued, and to be signed, on other side)